Exhibit  99.1

GHL ACQUISITION CORP.

April 29, 2009

9:30AM ET

Operator:
Good morning, my name is Tamara and I will be your conference operator today.  At this time, I would like to welcome everyone to the GHL Acquisition Corp. investor call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.  Mr. Babski, you may begin your conference.

James Babski:
Thank you, Operator.  Before I review the structure of this morning’s call I’d like to read the Safe Harbor statement.  This conference call could contain forward-looking statements about GHL Acquisition Corp. or Iridium Satellite LLC within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current belief and expectations of the management of GHL Acquisition Corp. and/or Iridium Satellite and are subject to risks and uncertainties which could cause the actual results to differ from the forward-looking statements.

Such risks are more fully disclosed in GHL Acquisition Corp.’s filings with the SEC.  The information set forth here in should be considered in light of such risks.  Neither GHL Acquisition Corp. nor Iridium Satellite assume any obligation to update the information contained in this conference call.  I’d now like to turn the floor over to Scott Bok, CEO of GHL Acquisition Corp., who will discuss the amendment to the transaction agreement we signed yesterday evening and give you an update of where we stand with the merger.

Then, we’ll hear from Matt Desch, Iridium Satellite’s CEO who will provide a brief update on Iridium’s business and finally we’ll take your questions. Now, I’ll turn it over to Scott Bok.

Scott Bok:
Thank you, James.  And good morning to all of you on the line.  It’s a pleasure to speak to you this morning and provide an update on our transaction with Iridium.  As we announced yesterday evening, we’ve entered into an amendment to our transaction agreement with Iridium in which we’ve meaningfully reduced the price of which GHQ will acquire the company.  This purchase price reduction is solely a reflection of changes in equity market valuation levels since our transaction was initially announced in September and was not in any way a reflection on Iridium’s performance.  In fact, as Matt Desch will discuss later, Iridium is performing very well to the current economic climate which is a testament to the value its customers place on the Iridium service and to the success of some of its new products.

As an example, a week or two ago the Financial Times gave Iridium’s new 9555 handset a glowing review and the feedback Matt and his team have been hearing from customers is overwhelmingly positive.  The basic details of the amendment to the terms are as follows.  Aggregate consideration to Iridium’s current owners will be reduced by 15 percent implying an enterprise value purchase price for Iridium of $517 million.  This reduction in consideration will come entirely out of the stock portion of the consideration although the 15 percent I referred to earlier is a reduction to the total amount of consideration, not just the stock portion.  The 15 percent reduction also applies to the shares under which Greenhill’s convertible note that we purchased last fall would have converted into at the original deal price.

Additionally, to facilitate the Iridium shareholders agreeing to this price reduction Greenhill’s agreed to forfeit an additional two million GHQ warrants which is obviously is a further reduction in the deal price from the perspective of GHQ shareholders.  Finally, we are eliminating the $120 million tender offer that would have closed concurrently with closing of the merger based on feedback from shareholders and perspective investors that this was not a value added feature.

In combination, these amendments result in a post transaction, fully distributed valuation for combined GHQ Iridium that we believe is very attractive relative to publically traded comparable companies as well as the market generally.  In fact, if you do the math the fully distributed enterprise value of the combined company after this price reduction is approximately five times the midpoint of Matt’s guidance for 2009 operational EBITDA.  Meanwhile Iridium is continuing to grow it subscriber base and operational EBITDA at a faster rate than its competitors even through the current economic downturn.  In fact, I think investors will struggle to find many companies in any sector that are showing strong profitability and meaningful growth in the last few quarters.

Against this backdrop of strong growth at Iridium, the amended transaction implies a valuation relative to operational EBITDA that we believe our shareholders, as well as new investors will appreciate.  The amendments will also provide the combined company with a slightly larger cash balance as it begins life as a public company.

In terms of other updates, we continue to progress with the regulatory approach process both with the FCC and the SEC.  Once these processes are complete, we will move forward promptly to a shareholder vote and the closing of the merger.  With that, I’ll turn it over to Matt who will provide a brief update on Iridium’s recent performance and offer some insights on the year ahead.  Matt.

Matt Desch:
Thanks, Scott.  Hello, everyone.  We’ve experienced about four months of business in 2009 so far and while we won’t be announcing our first quarter results until some time in May, we believe we have a good enough handle on our business in the current environment to provide investors some guidance for the full year to help evaluate the company.

As the announcement stated, we are still seeing subscriber growth despite the economic downturn and should see at least 20 percent growth in our subscriber base this year.  We expect growth across all of our vertical markets albeit at a more measured pace than in recent years such as the 37 percent growth we had last year during better economic times.  While it is true that the credit markets are impacting some of our smaller partners and to a lesser extent the global recession is impacting some of our end users the unique service that we provide continues to represent a compelling value to the market segments we serve.  Our partners tell us that they are continuing to see opportunities anchored by applications used by the government, industrial, aviation, and maritime companies despite the ongoing recession.  Many of our subscribers are in industrial and government sectors and we have less exposure to the consumer segments than in most companies as we’ve explicitly avoided going after that market directly.

We also believe that our revenues will grow in the low single digits.  Service revenues in both commercial and government sectors are actually growing commensurate with our subscriber group but we are expecting lower equipment sales this year than in past years.  That is due to tightening inventories at our partners who are managing their businesses carefully in this downturn.  We’ve also been in the midst of significant product introductions which occur infrequently for us for each of our major products and we suspect this too has contributed to lower equipment sales.  For example, as Scott said, the new 9555 satellite handset has been well received in the market, but we know our service providers and their distributors have been working to sell off their older inventories of the 9505A phone that they’ve sold for the previous four years.

Finally, as a result of this revenue growth and our largely fixed business model, operational EBITDA will still grow in the 11 to 20 percent range to between 120 to 130 million for 2009.  Given what we see with our industry peers and other communication companies, I think this is pretty good performance in one of the most difficult economic periods the world has seen in recent times.  This full year guidance is a clear demonstration of how resilient our business model is and our continued confidence in our business despite the times.  With that, Scott, I’ll turn it back over to you.

Scott Bok:
Before we take questions I want to make a couple of comments in closing.  First, we think this transaction has phenomenal opportunity for holders of GHQ especially at the revised pricing and valuation relative to Iridium’s comparables.  Second, the significance of Iridium’s performance in light of the current macro economic climate cannot be overstated and is a testament to the quality of this business for shareholders.  We look forward to completing our merger and continuing to see Iridium grow into the future.  Thank you all for your time and attention this morning.  Now, we’ll be happy to take any questions.  Operator.

Operator:
At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad.  Your first question comes from the line of Chris Quitly with Raymond James.

Chris Quilty:	Good morning, gentlemen. Could you just touch real quickly, are you still targeting a May date for announcement on your next vendor selection?

Matt Desch:
We’re going through the process now.  We’ve completed phase three and we’re in the evaluation and negotiation process with our primary – our prime vendors.  I think May is probably a little aggressive.  I think it will be a little later than that just because we still have a lot of work to do to get the best deal possible and pick the right supplier.  But things are on track.  And we should see something probably later on in the quarter some time this summer, at least.

Chris Quilty:	OK. And does the timing of that announcement or the nature of who you select in any way impact the ability to do your proposed hosted payloads?

Matt Desch:
No.  It doesn’t.  I mean one of the things we identified is while there’s a great opportunity for hosted or secondary payloads the decision process and the pipeline that we were dealing with a year or two ago we knew that it may take some time for those to actually develop.  So we’ve been working with our primes and their proposals are – provide sort of a framework for us to be able to put a secondary payload on up to a year or after when we actually contract for this.  So that was never a requirement to be done concurrent with the prime selection.

Chris Quilty:
OK.  And in terms of the military end market round about 20 percent of revenues, any revelations coming out of the budget announcements by Secretary Gates several weeks back.  Obviously, the line item budget hasn’t been made available but any major programs or opportunities as a result in the shift of where they’re spending money?

Matt Desch:
Well, I mean (inaudible) those were high level phrases that were described, and I would say overall I’m pleased by what I hear.  There seems to be a drive to being smarter about costs, using commercial operators where possible, going to smaller satellites at times and public/private partnerships et cetera you know weren’t involved in any of his priorities that he’s producing but there still is a lot of room in the budget for kinds of things that we can do.  And you know I should say just in the press we said 20 percent, it is an important fundamental part, not just the U.S. DOD but other governmental customers around the world.  We have a long term contract with the DOD.  We have a number of R&D contracts developing new features.  And I’m encouraged that there are both those opportunities and others we haven’t still yet explored with them as possible now.

Scott Bok:
Matt, Scott here.  I would just add to that while certainly we’re not experts on reading the tea leaves of defense department statements I mean to the extent that there’s a trend away from kind of huge systems and huge programs and more towards you know tactical and special forces type capabilities where we do think that benefits us.  Because we obviously you know our products obviously fall in the latter category.

Chris Quilty:	Right. And specific to the issue of the software or hardware revenues, what’s the expected impact been margins either in the first quarter, or full year.

Matt Desch:
No guidance in terms of we don’t really provide the margins overall but overall, as you can expect, the equipment margins while they’re still positive and strong are far less than service revenue margins for the service.  Because most service revenues fall right to the bottom where we’re putting the revenues up to sales components.  So the mix is changing.  And less lower margin and more higher margin equipment, but overall that’s why the revenues are lower but while we still have good operational EBITDA growth.

Scott Bok:
And I think from an acquirer’s point of view the way we look at it in GHQ is that we love the equipment sales, but frankly I think the earnings flow you would attach normally the higher valuation to would be the services because there’s almost no incremental costs and you know the bigger the install base is the more that kind of perpetuity comes into place.  Equipment sales you would expect would ebb and flow a little bit with the economy.  But I think the mix change here is probably a positive for us.

Chris Quilty:
OK.  And I guess the elephant in the room question is Globalstar getting a bailout from the French.  I assume you know when you look at your multiyear forecasting of the business is it fair to assume that your projections had always included an assumption that they would in some way get funded?  Or you know what’s your thoughts on how that all plays out?

Matt Desch:
Absolutely.  I always assumed that Thermo, their primary shareholder, would invest in the company and keep them afloat.  So you know I think this is just a difference in how they really ultimately got funded.  You know the bottom line is still that with the additional funding they’re not going to have a good network for the next couple of years and we’re not going to see them in the marketplace.  And at the same time you probably saw that Inmarsat have sort of delayed their entrance into competitive markets the handset market, et cetera.

So overall you know the business that we expected a couple of years ago is still really what’s out there.  And what we’ve sort of built our whole business plan around has not really changed as a result of that funding.  What has changed, though, is that there seems to be appetite for I’d call governmental or country sponsorship of industry.  And given that we are at a unique point where we’re actually making selections on satellite providers you know I’d like to see if we can take advantage of some of that too.  Not so much that we need it immediately but in terms of providing low cost or long-term financing for additional flexibility I think that’s – that can only be positive.  So I think it sort of opened up an opportunity if anything else that we’re going to continue to look into.

Chris Quilty:
Great.  And final question just you know your full year forecast I don’t think you work off a huge backlog of customer orders.  Where do you – are you seeing the strongest growth in terms of vertical market sector or you know the best visibility that gives you the confidence to predict the type of growth this year?

Matt Desch:
Well, as I said, all of our segments are still growing, albeit at a different rate.  Maritime is holding up very well.  You know we still see – this may be half empty but the crew are stilling calling home.  But we’re really not seeing a big shift really there.

Aviation is obviously affected, especially publicity for new starts, but that really hasn’t affected us so much because those airplanes really aren’t going into mothballs and primarily we’re getting still monthly fees from all of them and we’re still getting a lot of helicopter growth et cetera.

The DOD continues to remain pretty much as it’s been.  Handsets are probably the most off but it’s still growing.  And the M-to-M business also continues to be one of our highest growth businesses.  So we’re seeing it across the board still growth but obviously just all of it’s been affected in a little different ways (inaudible) capital markets or the recession.

Chris Quilty:	Openport, there were some channel rumblings about the performance of that product, have you ironed out all of those issues? And is that actively selling on a commercial basis now?

Matt Desch:
That product is working very well.  I think you’ll see some news out on that soon.  It’s performing exceptionally.  The product is exactly what we thought it was going to be and worked exactly as we hoped and our partners are quite excited about it and I think you’ll see more about that soon.

Operator:	Again, to ask a question, please press star then the number one on your telephone keypad. Your next question comes from the line of Ivy De Dianous with Fox-Pitt.

Ivy De Dianous:	Hi, good morning. I have a question with Greenhill is the forfeiture of warrants going to have some kind of marks for Greenhill?

Scott Bok:
I mean that’s probably a question I’d suggest you call our CFO – the CFO of Greenhill & Co. and talk about it.  It’s not – it’s probably a more complicated question.  It’s something that has no immediate impact but obviously the transaction goes through, which has quite a significant impact on Greenhill.  And to understand that, I suggest you talk to our CFO about that.

Ivy De Dianous:	OK. Thanks.

Scott Bok:	Sure.

Operator:	Again, to ask a question, please press star then the number one on your telephone keypad.

Scott Bok:
OK.  If there are no further questions, that’s terrific.  We thank everybody for your time and we look forward to putting up additional announcements of first quarter and regulatory approvals and things like that as we go forward.  Thank you.

Matt Desch:	Thanks everybody. This concludes today’s conference call. You may now disconnect.

END